As filed with the Securities and Exchange Commission on April 29, 2014

Registration No: 333-166015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6
TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HERITAGE OAKS BANCORP

(exact name of registrant as specified in its charter)

California	6022	77-0388249
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1222 Vine Street
Paso Robles, California 93446
(805) 239-5200
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Simone Lagomarsino
Heritage Oaks Bancorp
President and Chief Executive Officer
1222 Vine Street
Paso Robles, California 93446
(805) 239-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jordan E. Hamburger, Esq.

Scott A. Schwartz, Esq.
Manatt, Phelps & Phillips, LLP

11355 W. Olympic Blvd.

Los Angeles, CA 90064

(310) 312-4331

(310) 914-5821—facsimile

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(1)(4)
Common Stock(5)	18,469,538	$3.40	$62,796.429	$4,477
Convertible Perpetual Preferred Stock, Series C (and underlying shares of Common Stock)	1,189,538	$3.40	$4,044,429	$0
Total			$66,840,858	4,477	*

(1)  This registration statement relates to the following securities to be offered for resale by the selling securityholders: (a) shares of Common Stock, no par value (the “Common Stock”); (b) shares of Convertible Perpetual Preferred Stock, Series C, no par value (the “Series C Preferred Stock” or the “Preferred Stock”) and the shares of Common Stock underlying such shares; and (c) any additional shares of Common Stock or Preferred Stock that become issuable in connection with anti-dilution adjustments as set forth in the terms of the Preferred Stock.

(2) Pursuant to Rule 416 promulgated under the Securities Act, there are also registered hereunder such indeterminate number of additional shares of Common Stock and Series B Preferred Stock that may become issuable due to anti-dilution adjustments for changes resulting from stock splits, stock dividends, recapitalizations or similar transactions and certain other events specified in the terms of the Preferred Stock, as applicable.

(3) Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of our Common Stock of $3.40 on June 3, 2010 on the NASDAQ Capital Market pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Common Stock. With respect to the Series C Preferred Stock, the price represents such average value of the Common Stock underlying the Series C Preferred Stock since each share of Series C Preferred Stock is convertible into one share of Common Stock.

(4) Pursuant to Rule 457(i), a single registration fee is payable with respect to each series of Preferred Stock and the respective underlying shares of Common Stock. A fee of $5,373 was paid with the original filing, so no additional fee is owed.

(5) Represents 17,280,000 shares of Common Stock and the 1,189,538 shares of Common Stock underlying the 1,189,538 outstanding shares of the Series C Preferred Stock.

* Previously paid

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Explanatory Note:

This Post-Effective Amendment No. 6 to Form S-1 is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”) that was filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2014, as well as certain other documents filed with the Commission as more specifically set forth in the “Information Incorporated by Reference” section below.

The information included in this filing updates and supplements this Registration Statement. No additional securities are being registered under this Post-Effective Amendment No. 6. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PROSPECTUS

17,280,000 Shares of Common Stock

1,189,538 Shares of Convertible Perpetual Preferred Stock, Series C

1,189,538 Shares of Common Stock Underlying the Series C Preferred Stock

This prospectus relates to the securities listed below that may be offered for sale from time to time by the persons named in this prospectus (and their transferees) identified under the heading “Selling Securityholders” on page 15 of this prospectus who currently own such securities or may acquire such securities upon the exercise or conversion of securities currently held.

An investment in the Securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 8 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the Securities. See “Information Incorporated by Reference.”

This prospectus covers the following securities:

•                  some or all of the 17,280,000 shares of Common Stock issued to the Selling Security holders upon conversion of their Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”);

•                  some or all of the 1,189,538 shares of our Convertible Perpetual Preferred Stock, Series C, liquidation preference amount of $3.25 per share (“Series C Preferred Stock”); and

•                  the shares of our Common Stock into which the Series C Preferred Stock will convert upon transfer to a third party unaffiliated with the present holder of such securities.

Pursuant to Securities Purchase Agreements, dated March 10, 2010, between Heritage Oaks Bancorp and the Selling Securityholders (or an affiliate of the Selling Securityholders), we issued shares of the Series B Preferred Stock and Series C Preferred Stock to the Selling Securityholders in private placement transactions exempt from the registration requirements of the Securities Act of 1933 (we refer to these transactions as the “March 2010 Private Placement”). In order to enable the Series B Preferred Stock and Series C Preferred Stock to convert into our Common Stock in accordance with their terms, we received approval from our shareholders on June 10, 2010 of proposals concerning (i) an amendment to our Articles of Incorporation increasing the number of authorized shares of Common Stock to 100,000,000 (and, correspondingly, to increase the total number of authorized shares of all classes of stock from 25,000,000 to 105,000,000) and (ii) the issuance of our Common Stock in connection with the conversion of the Series B Preferred Stock and Series C Preferred Stock into our Common Stock for purposes of NASDAQ Listing Rule 5635. We refer to these shareholder approvals as the “Shareholder Approvals.”

When used in this prospectus, the term “Securities” refers to the shares of Common Stock, and the shares of Series C Preferred Stock. We agreed in the Securities Purchase Agreements to file the resale registration statement covering these Securities, which we initially filed on April 12, 2010, and which was first declared effective by the Commission staff on June 11, 2010.

The Selling Securityholders who may sell or otherwise dispose of the Securities were the initial investors (or the permitted affiliate transferees of such investors) in the March 2010 Private Placement described above. The Selling Securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders (or the purchasers of the Securities as negotiated with the Selling Securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the Selling Securityholders. The timing and amount of any sale is within the Selling Securityholder’s sole discretion, subject to certain restrictions. See “Plan of Distribution” on page 19 of this prospectus.

We will not receive any proceeds from the sale of Securities by the Selling Securityholders.

Shares of our Common Stock are traded on the NASDAQ Capital Market under the symbol “HEOP.” The closing sale price for our Common Stock as reported on the NASDAQ Capital Market on April 22, 2014 was $7.91. The Series C Preferred Stock is not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listing. In the event we were to seek such listings, there is no guarantee that any established securities exchange or quotation system would accept any of the Series C Preferred Stock for listing.

None of the U.S. Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These Securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or fund.

The date of this prospectus supplement is April 28, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of Securities.

The distribution of this prospectus and the offering and sale of the Securities in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy, any Securities in any jurisdiction in which such offer or invitation would be unlawful.

Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” and other similar expressions in this prospectus and the documents incorporated by reference herein.  With respect to any such forward-looking statements, we claim the protection of the safe harbor provided for in the Private Securities Litigation Reform Act of 1995.  We caution investors that any forward-looking statements presented in this prospectus and the documents incorporated by reference herein, or those that we may make orally or in writing from time to time, are based on the beliefs of, on assumptions made by, and information available to, management at the time such statements are first made.  Actual outcomes will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict.  Although we believe that management’s beliefs and assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect.  As a result, our actual future results can be expected to differ from management’s expectations, and those differences may be material and adverse to our business, results of operations and financial condition.  Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed include the following:

•                  Our ability to effectively execute on our business plan;

•                  Our ability to attract new or retain existing customers;

•                  Our ability to offer financial products and services at competitive market prices;

•                  Demand for financial products and services in our market areas;

•                  Changes in economic conditions, including market interest rates, that may negatively impact the financial performance of products and services offered by us, including but not limited to impacts on our borrowers’ ability to repay their loans and the underlying value of the loan collateral;

•                  Concentrations in customers, geography, collateral types, or product types offered;

•                  Stability of funding sources and continued availability of borrowings;

•                  Changes in costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews;

•                  Our ability to recruit and retain key management and staff;

•                  Opportunities to increase market share either through organic growth or acquisitions;

•                  Our ability to generate capital through earnings or raise capital on reasonable terms;

•                  Restrictions on Heritage Oaks Bank’s ability to pay dividends to us;

•                  Effects of any changes in trade and monetary and fiscal policies and laws, including the policies of the Board of Governors of the Federal Reserve System;

•                  Technological changes, including the implementation of new systems;

•                  Volatility in the credit and equity markets;

•                  Effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•                  The other risks set forth in our reports filed with the U.S. Securities and Exchange Commission. For further discussion of these and other factors, see “Risk Factors.” beginning on page 7 of this prospectus; and

•                  Our success at managing the risks involved in the foregoing items.

Any forward-looking statements in this prospectus and any documents incorporated herein by reference and all subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  We do not undertake any obligation to release publicly any revisions to forward-looking statements in this prospectus to reflect events or circumstances after the date of this prospectus, and hereby specifically disclaim any intention to do so, unless required by law.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire prospectus, the other information to which we refer, and the information incorporated herein by reference before investing in our common stock. You should pay special attention to the “Risk Factors” beginning on page 7 of this prospectus to determine whether an investment in any of the Securities is appropriate for you. In this prospectus, all references to the “Company,” “Heritage Oaks,” “we,” “us” and “our” refer to Heritage Oaks Bancorp and its subsidiaries, unless the context otherwise requires or where otherwise indicated.

Our Company

Heritage Oaks Bancorp (the “Company”) is a California corporation organized in 1994 to act as a holding company for Heritage Oaks Bank (“Bank”), a bank founded in 1983 that serves San Luis Obispo, Santa Barbara and Ventura counties.  As of March 31, 2014, Heritage Oaks Bank operated three branch offices in Paso Robles, San Luis Obispo and Santa Maria, two branch offices in Arroyo Grande and Atascadero, single branch offices in Cambria, Templeton, Morro Bay, and Santa Barbara as well as one loan production office in Ventura/Oxnard and in Goleta.

The principal business of the Bank consists of attracting deposits from the general public and investing these funds primarily in commercial real estate and commercial business loans, loans secured by first mortgages on owner-occupied, one-to-four single family residences, operating and real estate procurement loans for agricultural business, multifamily residential property loans and a variety of consumer loans.  The Bank offers a variety of deposit accounts for both individuals and businesses with varying rates and terms, which generally include savings accounts, money market deposits, certificate accounts and checking accounts.  The Bank solicits deposits primarily in its market area and through the CDARs reciprocal deposit program, and in the past has accepted brokered deposits.  The Bank also originates one-to-four single family residential mortgages for sale in the secondary market.  During the first quarter of 2014, the Bank received approval to sell home loans directly to Fannie Mae.  The Bank also provides SBA loans, as member of the SBA’s Preferred Lender Program.

Other than holding the shares of the Bank, the Company conducts no significant activities.  As a bank holding company, the Company generally is prohibited from acquiring direct or indirect ownership or control of more than 5 percent of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries.  The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by regulation or order of the Federal Reserve Board, have been identified as activities closely related to the business of banking or managing or controlling banks.  In October 2006, the Company formed Heritage Oaks Capital Trust II (“Trust II”).  Trust II is a statutory business trust formed under the laws of the State of Delaware and is a wholly-owned, non-financial, non-consolidated subsidiary of the Company whose sole purpose was to issue trust preferred securities.  In conjunction with the MISN acquisition the Company assumed two additional trusts; Mission Community Capital Trust I (“Trust III”), and Santa Lucia Bancorp (CA) Capital Trust (“Trust IV”) whose sole purposes were to issue trust preferred securities.

At March 31, 2014, Heritage Oaks had total assets of $1,662,200,000, total deposits of $1,365,829,000 and shareholders’ equity of $186,640,000. As of December 31, 2013 (the most recent data available), on a pro-forma basis including our acquisition of Mission Community Bancorp, SNL Financial, reflects Heritage Oaks Bank’s 16 branches (inclusive of administrative offices) in San Luis Obispo County have a 17.69% combined deposit market share, which would rank it first among community banks and second among all banks and thrifts out of 13 financial institutions in the San Luis Obispo County market area, and its 4 branches (excluding loan production offices) in Santa Barbara County have a 3.47% combined deposit market share within the Santa Barbara County market area, which would rank it second among community banks and seventh among all banks and thrifts out of 19 institutions in the market.  In Ventura County, our 1 branch (inclusive of loan production offices) have a 0.02% combined deposit market share, which ranks it 24th among all banks and thrifts out of 26 institutions in the market.

Important information concerning Heritage Oaks’ business is incorporated herein by reference from Item 1. Business in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 4, 2014. See “Information Incorporated by Reference” and “Where You Can Find More Information” on page 21 to find out how you can obtain this information.

The Offering

Maximum number of shares of Common Stock offered by the Selling Securityholders (in the case of the Series C Preferred Stock subject to anti-dilution adjustments)	17,280,000 shares of Common Stock issued upon the conversion of the 56,160 shares of Series B Preferred Stock

1,189,538 shares of Common Stock underlying the 1,189,538 outstanding shares of Series C Preferred Stock.

See “Convertibility of the Series C Preferred Stock into our Common Stock” below.

Maximum number of Series C Preferred Stock offered by the Selling Securityholders	1,189,538 shares of Series C Preferred Stock issued by us to one of the Selling Securityholders on March 12, 2010.

Shares outstanding as of April 22, 2014	33,003,414 shares of Common Stock 1,189,538 shares of Series C Preferred Stock

As discussed above and in “Description of the Capital Stock” each share of Series C Preferred Stock will automatically convert into one share of our Common Stock (subject to anti-dilution adjustments) upon transfer to a third party unaffiliated with the original holder.

Convertibility of Series C Preferred Stock into our Common Stock

Shares of Series C Preferred Stock will convert automatically into our Common Stock following a transfer by the holder of the Series C Preferred Stock (the “Holder”) (i) to an affiliate of the Holder or the Company, (ii) in a widespread public distribution of Common Stock or Series C Preferred Stock of the Company, (iii) in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company (including pursuant to a related series of such transfers), or (iv) to a transferee that would control more than a majority of the voting securities of the Company (not including voting securities such person is acquiring from the transferor).

Use of Proceeds	All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

Risk Factors

An investment in our Securities is subject to risks. Please refer to the information contained under the caption “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our Securities.

NASDAQ Capital Market Symbol	HEOP (Common Stock)

The Series C Preferred Stock is not listed, and the Company does not intend to list the Series C Preferred Stock on any market.

RISK FACTORS

An investment in our Securities, whether common stock, or Series C Preferred Stock, involves a high degree of risk. Before you purchase any of our Securities, you should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and any risks described in our other filings with the U.S. Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making a decision to invest in our Securities. The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock and the values of any of our other Securities could decline, and you may lose all or part of your investment.

Risks Relating to the Series C Preferred Stock

Because the Series C Preferred Stock automatically converts into Common Stock in certain circumstances described in the section entitled “Description of Capital Stock—Series C Preferred Stock,” you should read the discussion of risks related to investments in our Common Stock. See “Risks Associated with Our Stock” incorporated by reference herein from Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 4, 2014.  Ownership of the Series C Preferred Stock involves additional risks, including but not limited to the following:

An Active Trading Market Does Not Exist For The Series C Preferred Stock And May Not Develop For It.

There is no public market for the Series C Preferred Stock, and we have no plans to list the Series C Preferred Stock on any securities exchange. There is no guarantee that a secondary trading market will develop or, if such a market does develop, that it would provide sufficient liquidity to allow you to trade and sell shares of Preferred Stock easily. The liquidity of any market for the Preferred Stock will depend on a number of factors, including but not limited to:

•                  the number of shares of Preferred Stock, if any, that investors purchase in this offering;

•                  the number of shares of Preferred Stock that the Selling Securityholders elect to sell in this offering;

•                  the number of holders of the Preferred Stock;

•                  our performance;

•                  the market for similar securities; and

•                  the market price of our Common Stock.

The Series C Preferred Stock Will Convert into Common Stock Only in Limited Circumstances.

Shares of Series C Preferred Stock will convert automatically into our Common Stock following a transfer by the holder of the Series C Preferred Stock (the “Holder”) (i) to an affiliate of the Holder or the Company, (ii) in a widespread public distribution of Common Stock or Series C Preferred Stock of the Company, (iii) in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company (including pursuant to a related series of such transfers), or (iv) to a transferee that would control more than a majority of the voting securities of the Company (not including voting securities such person is acquiring from the transferor).

You May Not Receive Dividends on the Series C Preferred Stock.

Each share of Series C Preferred Stock will bear a non-cumulative dividend that mirrors any dividend payable on the Common Stock underlying the Preferred Stock. We have no obligation and no present intention to pay dividends on the Common Stock.

The Series C Preferred Stock is Equity and is Subordinate to our Existing and Future Indebtedness.

Our Series C Preferred Stock is an equity interest and does not constitute indebtedness. As such, our Preferred Stock will rank junior to all indebtedness, including our junior subordinated indentures issued in connection with our trust preferred issuances, and other non-equity claims with respect to assets available to satisfy claims, including liquidation.

The Market Price of the Series C Preferred Stock will be Directly Affected by the Market Price of our Common Stock, Which May be Volatile, and this may make it Difficult for you to Resell Series C Preferred Stock at Times or at Prices You Find Attractive.

To the extent that a secondary market for the Series C Preferred Stock develops, we believe that the market price of the Series C Preferred Stock will be significantly affected by the market price of our Common Stock. We cannot predict how our Common Stock will trade in the future, and many factors could affect the market price of our Common Stock.

The Issuance of Additional Shares of Preferred Stock Could Adversely Affect Holders of Common Stock, Which May Negatively Impact Your Investment in Series C Preferred Stock.

Our Board of Directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of the shareholders, except in certain circumstances. Our Board of Directors also has the power, without shareholder approval except in certain circumstances, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the Common Stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred stock in the future that has a preference over the Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of the Common Stock, then the rights of holders of the Common Stock or the market price of the Common Stock could be adversely affected. As noted above, a decline in the market price of our Common Stock may negatively impact the price for the Series C Preferred Stock.

The Series C Preferred Stock Has Limited Voting Rights.

Holders of the Series C Preferred Stock will not receive any voting rights, including the right to elect any directors, other than limited voting rights with respect to issuance of preferred stock ranking prior to the Preferred Stock and matters significantly and adversely affecting the rights and privileges of the applicable series of Preferred Stock.

Holders of Shares of Series C Preferred Stock Will Have no Rights as Holders of Our Common Stock Until They Acquire the Common Stock Upon Conversion of the Preferred Stock.

Until holders of the Preferred Stock acquire Common Stock upon conversion of or as a dividend on the Preferred Stock, such holders will have no rights with respect to our Common Stock, including voting rights (except as required by applicable California law) and rights to receive any dividends or other distributions on our Common Stock. Upon conversion of, or receipt of Common Stock as a dividend on, the Preferred Stock, holders of the Preferred Stock will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs on or after the conversion date.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the Company’s ratio of earnings to fixed charges on a consolidated basis for the periods presented. For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on short and long term debt and interest on deposits, as well as an estimate of interest within net rental expense. For the periods ending December 31, 2012, 2011 and 2010, the Company had 21,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock (Series A Preferred Stock) issued on March 20, 2009 to the U.S. Treasury under the CPP.  On July 17, 2013, the Company repurchased all 21,000 outstanding shares of the Series A Preferred Stock that were held by the Treasury, plus accrued but unpaid dividends.  Dividends associated with the Series A Preferred Stock are included as a fixed charge for each of the years that the Series A Preferred stock was outstanding. The Company did not have any amortized premiums or discounts related debt for the periods shown. The ratios are based solely on historical financial information, and no pro forma adjustments have been made.

	For the Three Months Ended March 31,	For the Years Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of Earnings/(Deficiency) to fixed charges
Including dividends on preferred stock	(1.4)	4.3	2.7	2.1	(1.0)	(0.2)
Excluding dividends on preferred stock	(1.4)	5.6	3.9	2.7	(1.2)	(0.2)

Due to the pre-tax operating losses in 2010 and 2009, attributable to elevated levels of loan loss provisioning, earnings were inadequate to cover the fixed charges and preferred dividends for those two years.  Due to the impact of one-time charges from the acquisition of Mission Community Bancorp in the first quarter of 2014, earnings were inadequate to cover the fixed charges for that quarter.

SUMMARY OF THE UNDERLYING TRANSACTIONS

On March 10, 2010, we entered into securities purchase agreements with various investors, pursuant to which the investors invested an aggregate of $60.0 million in cash in us through direct purchases of newly issued convertible preferred stock in private placement transactions. In the March 2010 Private Placement, we issued to the investors the following securities:

•                  an aggregate of 56,160 shares of Series B Preferred Stock, each of which automatically converted into 307.69 shares of our Common Stock (an aggregate of 17,280,000 shares of our Common Stock) based on the initial conversion price of $3.25, when we received the Shareholder Approvals on June 10, 2010; and

•                  to one investor, an aggregate of 1,189,538 shares of Series C Preferred Stock, each of which will automatically convert into one share of our Common Stock upon receipt of the Shareholder Approvals and the subsequent transfer of the Series C Preferred Stock to third parties not affiliated with the original holder.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be offered and sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is qualified in its entirety by reference to the Heritage Oaks Bancorp Articles of Incorporation and the Certificates of Determination filed with California Secretary of State setting forth the terms of the Series C Preferred Stock, copies of which have been filed with the SEC.

The authorized capital stock of Heritage Oaks Bancorp consists of 100,000,000 shares of common stock, and 5,000,000 shares of preferred stock, no par value. As of April 22, 2014, there were 33,003,414 shares of our Common Stock outstanding and 1,189,538 shares of Series C Preferred Stock outstanding.

Common Stock

General.

The Company’s Articles of Incorporation authorize the issuance of up to 100,000,000 shares of Company common stock, no par value, of which 33,003,114 shares were outstanding as of April 22, 2014. Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. The common stock has no preemptive, conversion or redemption rights or sinking fund provisions.

Liquidation Rights.

In the event of liquidation, holders of common stock of the Company are entitled to rights to assets distributable to shareholders on a pro rata basis after satisfaction of liabilities and rights of holders of preferred stock, if any.

Assessment.

Shares of the Company’s common stock are not assessable.

Voting Rights.

Each share of Company common stock is entitled to one vote per share. Cumulative voting in the election of directors of the Company will apply by virtue of California law. Cumulative voting entitles a shareholder to vote as many votes as equals the number of shares the shareholder owns multiplied by the number of directors to be elected. A shareholder may cast all his votes for a single candidate or distribute such votes among any or all of the candidates.

Dividends.

The Company may pay cash dividends out of funds legally available therefor, subject to the restrictions set forth in the CGCL. The CGCL provides that a corporation may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution. CGCL also provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (i) the corporation’s assets equal at least 11/4 times its liabilities, and (ii) the corporation’s current assets equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the corporation’s interest expenses for such fiscal years, then the corporation’s current assets must equal at least 11/4 times its current liabilities.

As a holding company, our ability to pay dividends to our shareholders is affected by the ability of our subsidiary, Heritage Oaks Bank, to make distributions to us. The payment of cash dividends by the Bank is subject to restrictions set forth in the California Financial Code (the “Financial Code”). The Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of (a) a bank’s retained earnings; or (b) a bank’s net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the DFI, make a distribution to its shareholders in an amount not exceeding the greater of (x) its retained earnings; (y) its net income for its last fiscal year; or (z) its net income for its current fiscal year. In the event that the DFI determines that the shareholders’ equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the DFI may order the bank to refrain from making a proposed distribution. The FDIC may also restrict the payment of dividends if such payment would be deemed unsafe or unsound or if after the payment of such dividends, the bank would be included in one of the “undercapitalized” categories for capital adequacy purposes pursuant to federal law.

In addition, as a registered bank holding company, we are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Finally, payment of dividends on our common stock may be limited by the terms of any preferred stock currently outstanding, or which may be issued in the future. Please see the discussion below titled “Series A Preferred Stock—Dividends on Shares of Series A Preferred Stock,” for a description of dividend limitations relating to that series of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Preferred Stock

The Company’s Articles of Incorporation authorize the issuance of up to 5,000,000 shares of Company preferred stock, no par value, of which 21,000 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which have been redeemed and cancelled as of the date of this prospectus, 56,160 shares have been designated as the Series B Preferred Stock, all of which have been converted to shares of Common Stock as of the date of this prospectus, and 2,442,461 shares have been designated as the Series C Preferred Stock, of which 1,189,538 are outstanding as of the date of this prospectus, with a liquidation preference of $3.25 per share.

Our Articles of Incorporation, as amended, subject to limitations prescribed in such articles and subject to limitations prescribed by California law, authorize the board of directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the board of directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

Series C Preferred Stock

Authorized Shares and Liquidation Preference

The number of authorized shares of Series C Preferred Stock is 2,442,461, and there are 1,189,538 shares presently outstanding. Shares of Series C Preferred Stock have no par value and a liquidation preference of $3.25 per share.

Ranking

The Series C Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (i) junior to all other series of preferred stock the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) on parity to our Common Stock, on all matters except with respect liquidation, in which the Series C Preferred ranks senior to our Common Stock. The Company has the right to authorize and/or issue additional shares or classes or series of junior securities or parity securities without the consent of the holders.

Dividends, and Other Matters Affecting Common Stock

In case the Company shall: (i) pay a dividend in cash or shares of Common Stock or make a distribution in shares of Common Stock then the Company shall pay a similar dividend in cash or shares of Series C Preferred Stock or make a similar distribution of shares of the Series C Preferred Stock; (ii) subdivide its outstanding shares of Common Stock into a greater number of shares then the Company shall similarly subdivide its outstanding shares of Series C Preferred Stock; (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock then the Company shall similarly combine its outstanding shares of Series C Preferred Stock; or (iv) issue by reclassification of its shares of Common Stock or capital reorganization other securities of the Company, then the Company shall similarly issue by reclassification the shares of Series C Preferred Stock or capital reorganization other securities of the Company with respect to the Series C Preferred Stock.  Cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders.

Rights Upon Liquidation

In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series C Preferred Stock will be entitled, for each share of the Series C Preferred Stock held, to the liquidation preference per share of $3.25, plus any accrued but unpaid dividends.

In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock, Holders shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Redemption

The Series C Preferred Stock are not redeemable.

Mandatory Conversion

The Series C Preferred Stock is mandatorily convertible into shares of our Common Stock upon the transfer of shares of Series C Preferred Stock to an unaffiliated third party of the original holder. Each Share of Series C Preferred Stock is convertible into one share of Common Stock.

Voting Rights

Except as set forth below, holders of the Series C Preferred Stock will not have any voting rights.

So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles of Incorporation, the vote or consent of the holders of two-thirds of the outstanding shares of Series C Preferred Stock voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for (i) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Company’s Articles of Incorporation (including the Certificate of Determination for the Series C Preferred Stock) or the Company’s bylaws that would alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect them adversely, or (ii) the consummation of a binding share exchange or reclassification involving the Series C Preferred Stock or a merger or consolidation of the Company with another entity, except that the holders of Series C Preferred Stock will have no right to vote under this provision or under California law if in each case (a) the Series C Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (b) such Series C Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole.

Transfer Agent

American Stock Transfer and Trust Company, serves as the transfer agent, registrar, payment agent and conversion agent for our Series C Preferred Stock.

Defensive Provisions in Articles or Bylaws

Heritage Oaks Bancorp’s Articles of Incorporation and Bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual Heritage Oaks shareholders may deem to be in their best interest, or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, Heritage Oaks shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of an incumbent board of directors or management of Heritage Oaks more difficult.

The following description of certain provisions of the Articles of Incorporation and bylaws of Heritage Oaks is necessarily general, and reference should be made in each case to such documents, which are contained as exhibits to Heritage Oaks’ previous filings with the SEC. See “Where You Can Find More Information” to learn how to obtain a copy of these documents.

Authorized Shares.  Heritage Oaks Bancorp’s Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common and preferred stock were authorized to provide Heritage Oaks’ board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors, to the extent consistent with its fiduciary duty, to deter future attempts to gain control of Heritage Oaks. Heritage Oaks’ board has no present plans for the issuance of additional shares, other than the issuance of shares of Heritage Oaks common stock upon exercise of stock options and in this offering.

Purpose and Takeover Defensive Effects of Heritage Oaks’ Articles of Incorporation

The board of directors of Heritage Oaks believes that the provisions described above are prudent and will reduce Heritage Oaks’ vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of Heritage Oaks and its shareholders. In the judgment of the board of directors, Heritage Oaks’ board will be in the best position to determine the true value of Heritage Oaks and to negotiate more effectively for terms that will be in the best interest of its shareholders. Accordingly, the board of directors believes that it is in the best interest of Heritage Oaks and its shareholders to encourage potential acquirers to negotiate directly with the board of directors of Heritage Oaks, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Heritage Oaks and otherwise in the best interest of all shareholders.

Attempts to acquire control of financial institutions have become increasingly common. Takeover attempts, which have not been negotiated with and approved by the board of directors, present to shareholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction, which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for Heritage Oaks and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Heritage Oaks’ assets.

An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders. The concentration of control which could result from a tender offer or other takeover attempt could also deprive Heritage Oaks’ remaining shareholders of benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners became less than the 300, thereby allowing for Exchange Act deregistration.

Despite the belief of Heritage Oaks as to the benefits to shareholders of these provisions of Heritage Oaks’ articles of incorporation, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Heritage Oaks’ board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions may also render the removal of Heritage Oaks’ board of directors and management more difficult. The board of directors of Heritage Oaks, however, has concluded that the potential benefits outweigh the possible disadvantages.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

SELLING SECURITYHOLDERS

When we refer to the “Selling Securityholders” in this prospectus we mean the persons listed in the table below. The Selling Securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus. We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the shares offered under this prospectus.

The Selling Securityholders initially acquired the Securities covered by this prospectus on March 12, 2010, at the closing of the March 2010 Private Placement described above under “Summary of the Underlying Transactions.” The Selling Securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in “—Plan of Distribution.”

Except as set forth below under “—Board Representation and Board Observer Rights of Certain Selling Securityholders,” positions held by certain investors participating in the March 2010 Private Placement as indicated in the next sentence, and other than with respect to the acquisition of the Securities from us, none of the Selling Securityholders has, or within the past three years has had, any position, office, or other material relationship with us. The following Selling Securityholders held positions as officers and/or directors of the Company and the Bank as follows: Michael J. Morris: Chairman of the Board of Directors; Michael E. Pfau: Director; Daniel J. O’Hare: Director; Mark C. Fugate: Director; Dolores T. Lacey: Director; Michael J. Behrman, M.D.: Director; Lawrence P. Ward: Chief Executive Officer, Director (Mr. Ward resigned as the Chief Executive Officer in September 2011); and Kenneth Dewar: Director (Mr. Dewar retired from the Board in August 2012).

As mentioned in “—Plan of Distribution,” in offering the Securities covered by this prospectus, the Selling Securityholders (and any brokers, dealers or agents that participate in the distribution of Securities) may be deemed to be “underwriters” within the meaning of the Securities Act.

Board Representation and Board Observer Rights of Certain Selling Securityholders

In connection with the March 2010 Private Placement, two of the Selling Securityholders, Patriot Financial Partners, L.P. and Patriot Financial Parallel Partners, L.P. (collectively referred to herein as “Patriot”) obtained the right to representation on our Board of Directors and on our Board of Directors of the Bank. Specifically, the Company agreed to submit for regulatory approval one of the Patriot principals to serve on the boards of both the Company and the Bank, and to submit for approval an amendment to the Company’s bylaws increasing the range of the board of directors from 9 to 15. Having received the required regulatory approval and Shareholder Approval, Patriot is entitled to nominate one person to be elected or appointed to our board of directors (and our board of directors of the Bank) subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and the Bank. In that connection, Patriot has nominated James J. Lynch as a director. So long as Patriot holds an aggregate interest of at least 4.9% of all outstanding shares of our Common Stock (counting for such purposes all shares of Common Stock into which or for which shares of any Preferred Stock owned by Patriot are directly or indirectly convertible or exercisable (which we refer to as a “Qualifying Ownership Interest”), we will be required to recommend to our shareholders the election of Patriot’s board representative at our annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Nominating and Governance Committee of the Board. For so long as Patriot is entitled to a board representative but does not have a board representative serving on our Board of Directors, Patriot will be entitled to designate one board observer subject to applicable legal requirements.

Another Selling Securityholder, Castle Creek Capital Partners IV, LP (“Castle Creek”), is entitled to designate one board observer to attend board of director meetings subject to applicable legal requirements for so long as Castle Creek also has a Qualifying Ownership Interest (based on its ownership).

Securities Covered by this Prospectus Held by Selling Securityholders

The following table sets forth a list of the Selling Securityholders and their ownership of Securities to be offered pursuant to this prospectus. All percentages are based on the 26,252,225 shares of Common Stock that would have been outstanding as of June 10, 2010 assuming the full conversion of the Preferred Stock (before any adjustment in the conversion ratios).

We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the Securities offered under this prospectus. Because the Selling Securityholders may offer all or some of the Securities pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such Securities, we cannot estimate the number of Securities that will be held by the Selling Securityholders after completion of the offering. For purposes of the table below, we have assumed that Selling Securityholders would sell all of the Securities held by them and therefore would hold no Securities following the offering and hold zero percentage of the Securities following the offering, other than shares of Common Stock that certain Selling Securityholders informed us they acquired independently of the March 2010 Private Placement and are not including for resale in this offering. Except as stated in the footnotes, each Selling Securityholder has requested that their full allotment of Securities be registered for resale in this offering.

The information set forth below is based on information provided by the Selling Securityholders.

Common Stock and Series C Preferred Stock

Name of Selling Securityholder	Shares of Series C Preferred Stock owned pre-offering(1)	Shares of Common Stock beneficially owned pre- offering(1)(2)		Maximum shares of Series C Preferred Stock to be offered	Maximum shares of Common Stock to be offered	Shares of Series B Preferred Stock owned Post Offering(3)	Shares of Series C Preferred Stock owned Post Offering(3)	Shares of Common Stock Owned Post Offering(3)(5) (6)	Percentage of Outstanding Common Stock Owned After Offering(4)
Castle Creek Capital Partners IV, LP	1,189,538	2,355,384		1,189,538	2,355,384	—	—	—	—
Ithan Creek Master Investment Partnership (Cayman) II, L.P.(7)	—	156,208		—	92,308	—	—	63,900	0.00%
Bay Pond Investors (Bermuda) L.P.(7)	—	832,580		—	812,000	—	—	15,303	0.10%
First Opportunity Funds, Inc. (Nominee: HARE AND CO.)(7)	—	219,818		—	184,615	—	—	15,303	0.10%
Ithan Creek Master Investors (Cayman), L.P.(7)	—	1,107,692		—	1,107,692	—	—	—	0.00%
MFP Partners, L.P.	—	1,165,846		—	1,165,846	—	—	—	0.00%
John Hancock Bank & Thrift Opportunities Fund	—	650,719		—	550,769	—	—	99,950	0.40%
John Hancock Regional Bank Fund	—	1,064,426		—	987,692	—	—	76,734	0.30%
Keefe Ventures Fund, L.P.	—	727,692		—	727,692	—	—	—	0.00%
Private Advisors Coinvestment Fund, L.P.	—	276,923		—	276,923	—	—	—	0.00%
Priority Insight Partners Master Fund, L.P.	—	430,769		—	430,769	—	—	—	0.00%
Endeavor Financial Restoration Fund L.P.	—	461,538		—	461,538	—	—	—	0.00%
Hot Creek Investors, L.P.	—	461,538		—	461,538	—	—	—	0.00%
Investors of America, L.P.	—	153,846		—	153,846	—	—	—	0.00%
James Diefberg IRA	—	153,846		—	153,846	—	—	—	0.00%
Cougar Trading, LLC	—	307,692		—	307,692	—	—	—	0.00%
Great Oaks Strategic Investment Partners, LP	—	184,615		—	184,615	—	—	—	0.00%
Zoltan H. Zsitvay	—	24,615		—	24,615	—	—	—	0.00%
Andrew K. Boszhardt, Jr.	—	36,923		—	36,923	—	—	—	0.00%
Foundation Financial Partners, LLC	—	46,525		—	30,769	—	—	15,756	0.10%
Fortress Partners Banc Ventures I, LP	—	61,538		—	61,538	—	—	—	0.00%
Fortress Partners Banc Ventures II, LP	—	61,538		—	61,538	—	—	—	0.00%
Philip J. Timyan	—	153,846		—	153,846	—	—	—	0.00%
Consector Partners, LP	—	153,846		—	153,846	—	—	—	0.00%
Five Corners Partners, L.P.	—	102,300		—	100,000	—	—	2,300	0.00%
Crisman & Company, Inc.	—	20,000		—	20,000	—	—	—	0.00%
Patriot Financial Partners Parallel, L.P.(6)		546,215	(5)	—	452,000	—	—	94,216	0.40%
Patriot Financial Partners, L.P.(6)	—	3,161,949	(5)	—	2,616,615	—	—	545,334	2.10%
Malta Partners, L.P. (Sandler O’Neill Asset Management, LLC)(8)	—	53,215		—	33,169	—	—	1,000	0.00%
Malta Hedge Fund, L.P. (Sandler O’Neill Asset Management, LLC)(8)	—	186,823		—	164,248	—	—	17,000	0.00%
Malta Offshore, Ltd. (Sandler O’Neill Asset Management, LLC)(8)	—	996,277		—	939,185	—	—	71,200	0.00%
Malta Offshore, Ltd. (Sandler O’Neill Asset Management, LLC)(8)	—	378,685		—	312,698	—	—	—	0.00%
SOAM Capital Partners, L.P. (Sandler O’Neill Asset Management, LLC(9)	—	646,154		—	620,000	—	—	—	0.00%

Name of Selling Securityholder	Shares of Series C Preferred Stock owned pre-offering(1)	Shares of Common Stock beneficially owned pre- offering(1)(2)	Maximum shares of Series C Preferred Stock to be offered	Maximum shares of Common Stock to be offered	Shares of Series B Preferred Stock owned Post Offering(3)	Shares of Series C Preferred Stock owned Post Offering(3)	Shares of Common Stock Owned Post Offering(3)(5) (6)	Percentage of Outstanding Common Stock Owned After Offering(4)
JAM Partners, LP	—	923,077	—	923,077	—	—	—	0.00%
Banc Funds VI	—	521,587	—	244,308	—	—	277,279	1.10%
Banc Funds VII	—	558,028	—	222,462	—	—	335,566	1.30%
Banc Funds VIII	—	506,308	—	456,308	—	—	50,000	0.20%
Weichert Enterprise LLC	—	153,846	—	153,846	—	—	—	0.00%
Michael J. Morris	—	289,530	—	23,077	—	—	266,453	1.00%
Michael E. Pfau(10)	—	40,059	—	23,077	—	—	16,982	0.10%
Daniel J. O’Hare(11)	—	52,820	—	18,462	—	—	34,358	0.10%
Marc C. Fugate	—	98,576	—	8,615	—	—	89,981	0.30%
Dolores Lacey	—	91,975	—	7,692	—	—	84,283	0.20%
Michael J. Behrman	—	72,577	—	7,692	—	—	64,885	0.20%
Lawrence P. Ward(12)	—	380,752	—	5,846	—	—	374,906	0.10%
Kenneth Dewar	—	18,547	—	2,462	—	—	16,085	0.10%

(1)  As of March 14, 2011

(2)  Assumes complete conversion of all Series C Preferred Stock, and includes shares of Common Stock owned prior to March 2010 Private Placement and those purchased subsequent thereto.

(3)  Assumes that each selling shareholder will sell all shares offered by it under this prospectus.

(4)  This number represents the percentage of common stock to be owned by the selling shareholder after completion of the offering based on the number of shares of common stock outstanding on June 10, 2010, which includes the complete conversion of the Series B Preferred Stock (25,062,687), as adjusted to reflect the assumption that 1,189,538 shares of Series C Preferred Stock are converted in a like number of shares of Common Stock; so that there will be an aggregate of 26,252,225 shares of Common Stock outstanding.

(5)  Includes shares owned prior to the March 2010 Private Placement, which shares are not being offered pursuant to this prospectus.

(6)  Includes the 184,615 shares and 1,068,308 shares of Common Stock issued to Patriot Financial Partners Parallel, L.P. and Patriot Financial Partners, L.P. following the receipt of regulatory approvals. Patriot Financial Partners, GP, L.P. (“Patriot GP”) is a general partner of each Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the “Funds”) and Patriot Financial Partners, GP, LLC (“Patriot LLC”) is a general partner of Patriot GP. In addition, each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch are general partners of the Funds and Patriot GP and members of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch. Pursuant to the Stock Purchase Agreement, the Funds, together, have the right to appoint one member or one observer to the Board of Directors of each of the Company and the Bank. The Company and the Bank have appointed Mr. Lynch, a Patriot principal as a director of the Company and the Bank, pursuant to such rights.

(7)  Wellington Management Company, LLP (“Wellington”) is an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(8)  Each of these funds is managed by Sandler O’Neill Asset Management, LLC. Terry Maltese is the managing member of Sandler O’Neill Asset Management, LLC and as such shares the voting and dispositive power over the shares held by the funds. Mr. Maltese disclaims beneficial ownership over the shares held by these funds except to the extent of his pecuniary interest therein.

(9)  SOAM Capital Partners, LP is managed by SOAM Ventures, LLC, which is an affiliate of Sandler O’Neill Asset Management, LLC. Terry Maltese is the managing member of SOAM Ventures, LLC and as such shares the voting and dispositive power over the shares held by this fund. Mr. Maltese disclaims beneficial ownership over the shares held by SOAM Capital Partners, LP except to the extent of his pecuniary interest therein.

(10)  Shares of Common Stock purchased for Pfau Revocable Trust for which Michael E. Pfau is trustee.

(11)  Shares of Common Stock purchased for Glenn, Burdette, Phillips and Bryson Tax and Business Services, Inc. 401-K Employee Profit Sharing Plan for which Daniel J. O’Hare is trustee.

(12)  Shares of Common Stock purchased for Ward Family Trust for which Lawrence P. Ward is trustee.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the Selling Securityholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Securityholders may use any one or more of the following methods when selling Securities:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The Selling Securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The Selling Securityholders may also sell Securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the Selling Securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each Selling Securityholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Upon being notified in writing by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (1) the name of each such Selling Securityholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such Securities were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (6) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to a registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Securityholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the Selling Securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the Securities offered pursuant to this prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements in this Prospectus Supplement incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the Commission. The information incorporated by reference is considered to be part of this Prospectus Supplement.  We hereby incorporate by reference the following documents:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 4, 2014;

•                  Our Definitive Proxy Statement on Schedule 14A, filed on April 17, 2014;

•                  Our amended Current Report on Form 8-K/A filed with the SEC on January 10, 2014, disclosing matters pursuant to Items 8.01 of Form 8-K;

•                  Our Current Report on Form 8-K filed with the SEC on January 14, 2014, disclosing matters pursuant to Items 5.02 and 9.01 of Form 8-K;

•                  Our Current Report on Form 8-K filed with the SEC on January 17, 2014, disclosing matters pursuant to Items 7.01 and 9.01 of Form 8-K;

•                 Our Current Report on Form 8-K filed with the SEC on January 23, 2014, disclosing matters pursuant to Items 2.02 and 9.01 of Form 8-K;

•                  Our Current Report on Form 8-K filed with the SEC on February 20, 2014, disclosing matters pursuant to Items 5.07 and 8.01 of Form 8-K;

•                  Our Current Report on Form 8-K filed with the SEC on March 4, 2014, disclosing matters pursuant to Items 5.02 and 8.01 of Form 8-K;

•                  Our Current Report on Form 8-K filed with the SEC on March 6, 2014, disclosing matters pursuant to Items 2.01, 2.03 and 9.01 of Form 8-K;

•                  Our Current Report on Form 8-K filed with the SEC on March 11, 2014, disclosing matters pursuant to Items 7.01 and 9.01 of Form 8-K;

•                  Our Current Report on Form 8-K filed with the SEC on March 12, 2014, disclosing matters pursuant to Item 5.02 Form 8-K; and

•                  Our Current Report on Form 8-K filed with the SEC on April 1, 2014, disclosing matters pursuant to Items 7.01 and 9.01 of Form 8-K.

To the extent that any information contained in any report in Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

1222 Vine Street

Paso Robles, California 93446

(805) 239-5200

Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The Commission also maintains an internet website, at www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the Commission. Additionally, we make these filings available, free of charge, on our website at www.heritageoaksbancorp.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the Commission. Except for those Commission filings specifically incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

PART II                              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                                Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$5,373
*Legal fees and expenses	$5,000
*Accounting fees and expenses	$5,000
*Printing costs	$2,000
*Mailing and other miscellaneous expenses	$1,500

*Total	$18,873

*Estimated

Item 14.                          Indemnification of Directors and Officers

Heritage Oaks Bancorp, as a California corporation, is subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Bylaws of Heritage Oaks Bancorp provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Directors’ and Officers’ Liability Insurance

Heritage Oaks Bancorp presently maintains a policy of directors’ and officers’ liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Item 15.                                Recent Sales of Unregistered Securities.

Not applicable.

Item 16.                                Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.                                Undertakings

The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Regulation C of the Securities Act of 1933 (“Rule 424(b)”) if, in the aggregate, the changes in volume and price represent, no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     If the registrant is relying on Rule 430B:

(a)                                 Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)                                 Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                                  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                                 That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)                                 That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against, such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Paso Robles, State of California on April 28, 2014.

HERITAGE OAKS BANCORP

By:

/s/ SIMONE F. LAGOMARSINO
Simone F. Lagomarsino
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 28, 2014.

/s/ Michael J. Morris	Chairman of the Board
MICHAEL J. MORRIS

/s/ Donald H. Campbell	Vice Chairman of the Board
DONALD H. CAMPBELL

/s/ Simone F. Lagomarsino	Director, President and Chief Executive Officer
SIMONE F. LAGOMARSINO	(Principal Executive Officer)

/s/ Lonny D. Robinson	Executive Vice President and Chief Financial Officer
LONNY D. ROBINSON	(Principal Financial Officer)

/s/ Michael J. Behrman, M.D.	Director
MICHAEL J. BEHRMAN, M.D.

/s/ Mark C. Fugate	Director
MARK C. FUGATE

/s/ Dolores T. Lacey	Director
DOLORES T. LACEY

/s/ James J. Lynch	Director
JAMES J. LYNCH

/s/ Daniel J. O’Hare	Director
DANIEL J. O’HARE

/s/ Michael E. Pfau	Director
MICHAEL E. PFAU

/s/ Alexander F. Simas	Director
ALEXANDER F. SIMAS

/s/ Lawrence P. Ward	Director
LAWRENCE P. WARD

/s/ Howard Gould	Director
HOWARD GOULD

/s/ Stephen Yost	Director
STEPHEN YOST

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1

Agreement and Plan of Merger, dated October 21, 2013, by and between Heritage Oaks Bancorp and Mission Community Bancorp incorporated by reference from Exhibit 2.1 to the Form 8-K filed with the SEC on October 22, 2013.

3.1	Articles of Incorporation incorporated by reference from Exhibit 3.1a to Registration Statement on Form S-4 Commission File No. 33-77504 filed with the SEC on April 8, 1994.

3.2

Amendment to the Articles of Incorporation filed with the Secretary of State on October 16, 1997 filed with the SEC in the Company’s 10-KSB for the year ending December 31, 1997 filed with the SEC on March 27, 1998, Commission File No. 000-25020.

3.3	Certificate of Amendment of Articles of Incorporation of Heritage Oaks Bancorp, filed with the SEC on Form 8-K on March 5, 2009, Commission File No. 000-25020.

3.4	The Company Bylaws, as amended, incorporated by reference from the Registration Statement on Form S-3, filed with the SEC on April 23, 2009, Commission File No. 333-158732.

4.1

Specimen form of the Company’s Common stock certificate incorporated by reference from Exhibit 4.1 to Registration Statement on Form S-4 Commission File No. 33-77504 filed with the SEC on April 8, 1994.

4.2	Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Heritage Oaks Bancorp, filed with the SEC on Form 8-K on March 23, 2009, Commission File No. 000-25020.

4.3	Specimen form of certificate of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Heritage Oaks Bancorp, filed with the SEC on Form 8-K on March 23, 2009, Commission File No. 000-25020.

4.4	Certificate of Determination of Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock, filed with the SEC on Form 8-K on March 15, 2010, Commission File No. 000-25020.

4.5	Certificate of Determination of Series C Convertible Perpetual Preferred Stock, filed with the SEC on Form 8-K on March 15, 2010, Commission File No. 000-25020.

4.6	Form of Warrant to Purchase Common Stock of Heritage Oaks Bancorp, filed with the SEC on Form 8-K on March 23, 2009, Commission File No. 000-25020.

5.1	Opinion of Manatt, Phelps & Phillips, LLP*

10.1	Form of Stock Option Agreement incorporated by reference from Exhibit 4.2 to Registration Statement on Form S-4 Commission File No. 33-77504, filed with the SEC on April 8, 1994.

10.2	The Company 1995 Bonus Plan, filed with the SEC in the Company’s 10K Report for the year ended December 31, 1994, Commission File No. 000-25020.

10.3	Salary Continuation Agreement with Lawrence P. Ward, filed with the SEC in the Company’s 10-QSB Report for the quarter ended March 31, 2001 filed on May 8, 2001, Commission File No. 000-25020.

10.4

1997 Stock Option Plan incorporated by reference from Exhibit 4a to Registration Statement on Form S-8 No. 333-31105 filed with the SEC on July 11, 1997 as amended, incorporated by reference, from Registration Statement on Form S-8, Commission File No. 333-83235 filed with the SEC on July 20, 1999.

10.5	Form of Stock Option Agreement incorporated by reference from Exhibit 4b to Registration Statement on Form S-8 Commission File No. 333-31105 filed with the SEC on July 11, 1997.

10.6	2005 Equity Based Compensation Plan incorporated by reference from Appendix C to the Definitive Proxy Statement filed on Form DEF-14A with the SEC on May 6, 2005, File No. 333-83235.

10.7	Form of Salary Continuation Agreement, filed with the SEC in the Company’s 10-K reported for December 31, 2011 filed on February 28, 2012, Commission File No. 000-25020.

10.8	The Company Employee Stock Ownership Plan, Summary Plan Description, filed with the SEC in the Company’s 10-KSB reported for December 31, 2002 filed on March 20, 2003, Commission File No. 000-25020.

10.9

The Company Employee Stock Ownership Plan, Summary of Material Modifications to the Summary Plan Description dated July 2002, filed with the SEC in the Company’s 10-KSB reported for December 31, 2002 filed on March 20, 2003, Commission File No. 000-25020.

10.10

Sixth Amendment to Service Bureau Processing Agreement dated July 6, 2010 between Fidelity Information Services, Inc. and Heritage Oaks Bank, filed with the SEC on Form 8-K on July 9, 2010, Commission File No. 000-25020.

10.11	Consent Order issued by the Federal Deposit Insurance Corporation and California Department of Financial Institutions, filed with the SEC on Form 8-K on March 10, 2010, Commission File No. 000-25020.

10.12

Stipulation By Heritage Oaks Bank to the issuance of the Consent Order by the Federal Deposit Insurance Corporation and the California Department of Financial Institutions, filed with the SEC on Form 8-K on March 10, 2010, Commission File No. 000-25020.

10.13	Registration Rights Agreement, filed with the SEC on Form 8-K on March 10, 2010, Commission File No. 000-25020.

10.14	Securities Purchase Agreement, filed with the SEC on Form 8-K on March 23, 2009, Commission File No. 000-25020.

12	Statement regarding computation of ratios.*

21	Subsidiaries of the Company. Heritage Oaks Bank is the only financial subsidiary of the Company.

23.1	Consent of Crowe Horwath LLP*

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).*

24.1	Power of Attorney*

*Filed herewith